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                                                                  EXHIBIT (p)(6)


                         PANAGORA ASSET MANAGEMENT, INC.

                                 CODE OF ETHICS

                                NOVEMBER 1, 2001








As amended from previous version
and to comply with the amended Rule 17j-1 under the Investment Company Act


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                         PANAGORA ASSET MANAGEMENT, INC.

                                 CODE OF ETHICS
                                 --------------


                               STATEMENT OF POLICY
                               -------------------

PanAgora Asset Management, Inc ("PanAgora") is committed to maintaining the highest ethical standards in connection with its clients, including Registered Investment Companies ("PanAgora Managed Funds"). Dishonesty, self-dealing, conflicts of interest and trading on material non-public information will not be tolerated. This Code of Ethics (the "Code") reflects PanAgora's views on dishonesty, self-dealing and conflicts of interest. Each person who has been designated as an "Access Person" is required to read the Code annually and to certify that he/she has complied with its provisions and with its reporting requirements.

Section 17(j) of the 1940 Act provides, among other things, that it is unlawful for any Access Person of PanAgora to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such Access Person of any Security held or to be acquired by a client that is an investment company registered under the Investment Company Act of 1940 in contravention of such rules and regulations as the Securities and Exchange Commission (the "Commission") may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative.

It is the policy of PanAgora that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Section 17(j) and the rules thereunder. The fundamental position of PanAgora is, and has been, that each Access Person shall place at all times the interests of the client ahead of his or her own interests. Accordingly, personal Securities transactions by Access Persons must be conducted in a manner consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with or relationships to any client. Without limiting in any manner the fiduciary duty owed by Access Persons or the provisions of this Code, it should be noted that PanAgora considers it permissible that purchases and sales be made by its Access Persons in the marketplace of Securities owned by a client; provided, however, that such personal Securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. In making personal investment decisions with respect to any Security, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by Access Persons should be conducted in such a manner so as to eliminate the possibility that the Access Person's time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of a client. It should be emphasized that technical compliance with the procedures, prohibitions and limitations of this Code will not automatically insulate from scrutiny personal Securities transactions by an Access Person which show a pattern of abuse of his/her fiduciary duty to any client.

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I.       APPLICABILITY
         -------------

This Code of Ethics ("Code") establishes rules of conduct for "Access Persons" of PanAgora Asset Management, Inc. ("PanAgora"). For purposes of this Code "Access Person" shall mean:

         any officer, director or employee of PanAgora. The term Access Person shall also mean any other person or entity that is an "access person" as defined in Rule 17j-1 under the "1940 Act." The Designated Supervisory Person shall monitor the continuing validity of that determination.

II.         PRE-CLEARANCE AND BLACK-OUT PERIOD
            ----------------------------------

          A. No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of a transaction acquires, any direct or indirect "beneficial ownership" (as defined in Attachment A hereto) without pre-clearance by the Designated Supervisory Person if such purchase or sale occurs within three (3) business days before or after any trading day (i.e. "the Black-Out Period") without such pre-clearance and approval.

          B. No Access Person may, directly or indirectly, purchase any Security sold in an Initial Public Offering or pursuant to a Private Placement Transaction without obtaining prior written approval from the Designated Supervisory Person.

               An Access Person seeking approval to acquire a Security in an Initial Public Offering or Private Placement Transaction must submit a request in the form prescribed by the Designated Supervisory Person describing the issuer and the investment and other relevant facts and circumstances.

               In considering such a request, the Designated Supervisory Person will take into account, among other considerations, whether the investment opportunity should be reserved for PanAgora clients, whether the opportunity is being offered to you by virtue of your position at PanAgora and whether the opportunity is likely to present actual or perceived conflicts of interest with PanAgora duties to its clients either now or in the future.

               If you have been authorized to acquire a Security in a Private Placement Transaction you must disclose such investment if you are involved in subsequent consideration of an investment in the issuer, even if that investment involves a different type or class of Security. In such circumstances, the decision to purchase securities for the client must be independently reviewed by a member of PanAgora's Investment Committee with no personal interest in the issuer.

          C. No Access Person shall disclose any information about a PanAgora Managed Fund's security holdings or account balances to any persons outside PanAgora, or discuss any such matters with any person within PanAgora unless such persons responsibilities require knowledge of such information. If any such claim is made by


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               an outside party, the Designated Supervisory Person shall make a determination of the validity of such claim in light of facts and circumstances, PanAgora's confidentiality policy and any pertinent state, federal or international law.

For purposes of this Code the term "security" shall not include securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities ("Government Securities"), bankers' acceptances, bank certificates of deposit, commercial paper shares of registered open-end investment companies (i.e. mutual funds) or "exchange traded funds" and options, futures or other derivatives in each case tied to recognized broad market indices. Any questions as to broad-market indices should be directed to the Designated Supervisory Person prior to such transaction.

III.       EXEMPT TRANSACTIONS
          ---------------------

The prohibitions described in Paragraph A of Article II shall not apply to the following (however the reporting standards in Section IV shall apply):

          A. Any securities transaction, or series of related transactions, meeting one of the following "de minimis" exceptions which involve either (i) 500 shares or less OR (ii) a total transaction value of $25,000 or less (number of shares times share price at the time of purchase);

          B. Purchases or sales that are non-volitional on the part of the Access Person;

          C. Purchases that are part of an automatic dividend reinvestment plan (DRIP);

          D. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

          E. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

          F. Purchases or sales for which the Access Person has received prior approval from the Designated Supervisory Persons. (Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code and Section 17(j) of the 1940 Act and rules thereunder. To illustrate, a purchase or sale shall be considered consistent with those purposes if the purchase or sale would be unlikely to affect a highly institutional market, or because such purchase or sale is clearly not related economically to the securities held, purchased or sold by the PanAgora Managed Fund.)

IV.        REPORTING REQUIREMENTS
           ----------------------

Each Access Person must report certain information about each transaction by which the Access Person acquires any direct or indirect beneficial ownership of a security.


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         A.  Quarterly Reporting
         -----------------------
         An Access Person must submit the report, required by this Article IV with respect to each transaction in a security in any calendar quarter, to the Designated Supervisory Person no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. The form of quarterly report shall be prescribed from time to time by the Designated Supervisory Person .

         A report must contain the following information:
          o The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares/par value, and the principal amount of each security involved;
          o The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);
          o The price at which the transaction was effected; and |X| The name of the broker, dealer, bank, or issuing company with or through whom the transaction was effected.
          o The name, address and account number of any reportable account opened during the calendar quarter.
          o    The date that report is submitted by the Access Person.

Any report submitted to comply with the requirement of this Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

An Access Person will be deemed to have complied with the requirements of this
Article IV by causing duplicate monthly brokerage statements and confirmations on which all transactions required to be reported hereunder are sent to the Designated Supervisory Person.


         B. Annual and Initial Personal Holdings Reporting Requirements
         --------------------------------------------------------------
         Each Access Person must certify annually (by paper or electronic means specified by the Designated Supervisory Person from time to time) that he or she (i) has read and understood this Code and recognizes that he or she is subject hereto, (ii) has complied with the requirements of this Code of Ethics and (iii) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code. Additionally, each Access Person shall provide a report of Securities in which the Access Person has a beneficial Ownership. The information in the report shall be as of a date within 30 days of filing the report.

         Within 10 days after becoming an Access Person (i.e. a new PanAgora employee), each Access Person must file with the Designated Supervisory Person a report (by paper or electronic means specified by the Designated Supervisory Person) of all such Securities in which such Access Person has a Beneficial Ownership. In the case of the initial holdings report, the information must be as of the date the person became an Access Person.

         Both the annual and initial holdings reports must contain the following information as to each security: the title, the interest rate and maturity date (if applicable) and number of

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         shares or principal amount so owned or controlled; the name of any dealer, or bank maintaining the account in which such Security is held; and the date the report is submitted.

V.    REVIEW OF REPORTS
-----------------------

The Designated Supervisory Person shall compare the reported personal Securities transactions of each Access Person with portfolio transactions of the PanAgora Managed Funds to determine whether a violation of the Code may have occurred. The Designated Supervisory Person shall also compare reported personal securities transactions during the year with the annual report submitted by the person. In the case of reports of personal securities transactions of the Designated Supervisory Person, the Alternative Designated Supervisory Person shall perform such comparison. Before making any determination that a violation has been committed by an Access Person, the Designated Supervisory Person or Alternative Designated Supervisory Person, as the case may be, shall provide such person with an opportunity to supply additional explanatory information or material.

If the Designated Supervisory Person or Alternative Designated Supervisory Person, as the case may be, determines that a violation of the Code has or may have occurred, he/she shall submit a written determination, together with the related information or material provided by the Access Person, to the Chief Operating Officer who shall make an independent determination of whether a violation has occurred. Any issue or series of issues which present an abundance of evidence suggesting possible abuse shall be communicated to the Management Committee.

On an annual basis, the Designated Supervisory Person shall prepare and submit to the Board of Trustees of the PanAgora Managed Funds, as well as other relevant parties, a summary of the level of compliance by all Access Persons of the Code during the previous year, including, without limitation, the number and nature of all material violations and the sanctions imposed. The report shall certify that the PanAgora has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The report may also include any recommended changes to existing Code restrictions or procedures based upon PanAgora's experience with the Code, evolving industry practices and developments in applicable laws or regulations. The Alternative Designated Supervisory Person shall prepare reports with respect to compliance by the Designated Supervisory Person.


VI.   RECORDKEEPING REQUIREMENT
-------------------------------

PanAgora shall maintain and preserve:

o in an easily accessible place, a copy of the Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of not less than five years;

o in an easily accessible place, a record of any violation of the Code and of any action taken as a result of such violation for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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o    in an easily accessible place, a copy of each pre-clearance request and any report submitted under the Code by an Access Person for a period of not less than five years following the end of the fiscal year in which the pre-clearance request or report is made, the first two years in an easily accessible place;

o in an easily accessible place, a record of all persons who are, or within the past five years were, required to make reports pursuant to the Code and who are or were responsible for reviewing such reports;

o Where applicable ,a copy of each report submitted to the Boards of Trustees of the PanAgora Managed Funds under the Code for a period of not less than five years following the end of the fiscal year in which such report is made, the first two years in an easily accessible place; and

o a record of any decision, and the reasons supporting such decision, to approve the acquisition by Access Persons of Initial Public Offerings or Private Placement Transactions for at least five years after the end of the fiscal year in which such approvals are granted.

VII.     SANCTIONS
         ---------

Upon discovering that an Access Person has not complied with the requirements of this Code, the Executive Management of PanAgora may impose on that person whatever sanctions it deems appropriate, including, but not limited to fines, censure, suspension or termination of employment.

VIII.    CONFIDENTIALITY
         ---------------

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission, or any other regulator or self-regulatory organization to the extent required by law or regulation.

IX.      ACCEPTANCE OF GIFTS
         -------------------

Without obtaining prior written approval of the Designated Supervisory Person, no Access Person may accept, or deliver, any gift or other thing of more than de minimis value from any person or entity while at PanAgora and in the normal course of business. This shall extend strictly to all PanAgora clients, vendors, or shareholders. It shall also extend to service providers, except that items of more than de minimis value may be allowed if (i) it is occasional in nature,
(ii) is not dependent on sales goals or levels and (iii) does not influence business decisions (such as the placement of commissionable trades) in any way. For purposes of this section, de minimis shall mean $100 or less per business contact (or other amount as determined by the Designated Supervisory Person from time to time).

X.         PUBLIC COMPANY BOARD SERVICE AND OTHER AFFILIATIONS
           ----------------------------------------------------

No Access Person may serve on the board of directors of any publicly traded company, without prior written approval by the Designated Supervisory Person. In determining whether to approve

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such a board service the Designated Supervisory Person will consider whether such service will involve an actual or perceived conflict of interest with client trading, place impediments on PanAgora's ability to trade on behalf of clients or otherwise materially interfere with the effective discharge of PanAgora or the Access Person's duties to clients. Likewise, no Access Person shall accept any other service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise which is likely to present such actual or perceived conflicts, place impediments on trading or otherwise materially interfere with the effective discharge of PanAgora or the Access Person's responsibilities to clients. All possible situations of this nature, which may give rise to a possible questions, should first be reviewed by the Designated Supervisory Person.

 XI.     OTHER LAWS, RULES AND STATEMENTS OF POLICY
         ------------------------------------------

Nothing contained in the Code shall be interpreted as relieving any Access Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedure governing the conduct of such person adopted by PanAgora or its affiliates. It should be noted that PanAgora has other policies not specifically contained in this Code of Ethics. Such policies are contained in documents such as the Compliance Manual and the Employee Handbook.

XII.     FURTHER INFORMATION
         -------------------

If any person has any question with regard to the applicability of the provision of this Code generally or with regard to any securities transactions or transactions he should consult the Designated Supervisory Person.

XIII.    DESIGNATED SUPERVISORY PERSONS
         ------------------------------

The Designated Supervisory Person is the Compliance Officer, or in his absence, the Chief Financial Officer or the Chief Operating Officer. In the case of transactions involving the Compliance Officer, the Chief Financial Officer shall serve as the Designated Supervisory Person. They may designate other persons to fulfill the obligations set forth herein, known as the Alternative Designated Supervisory Person, from time to time only after such determination is made as to competency, training, experience, etc.


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                                 Code of Ethics

                                  Attachment A
                                  ------------

For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a Person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an Access Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by an Access Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation that he should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the descendant's death.

Securities held in the name of another should be considered as "beneficially" owned by an Access Person where such person enjoys "benefits substantially equivalent to ownership". The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, ~ application of the income derived from such securities to maintain a common home, to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as a Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as a Access Person will be traded as being beneficially owned by the Access Person. An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other Person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

All situations which give rise to ambiguity should be discussed with the Designated Supervisory Person prior to taking action.


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